Exhibit 10.19

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is entered into as of January 28, 2009, by and between Heritage Bankshares, Inc., a Virginia corporation (hereinafter referred to as “Bankshares”), Heritage Bank, a Virginia corporation, and Michael S. Ives (the “Executive”).

RECITALS

Bankshares and Executive previously entered into an Employment Agreement as of February 7, 2005 (“Employment Agreement”), which has been amended subsequently; and

Bankshares and Executive desire to amend the Employment Agreement as further provided herein.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, Bankshares and Executive hereby agree that effective January 28, 2009, Sections 3 and 4 of the Employment Agreement are amended, and Section 5 is added to the Employment Agreement, to read as follows:

3. TERM. The amended Term of this Agreement shall begin on January 1, 2009 and end on December 31, 2013. Executive and Bankshares shall commence confidential discussions in 2011 for the purpose of determining whether, and if so, for what period and on what terms, to renew this Agreement for a period following the end of the amended Term.

4. BASE SALARY. Executive shall receive Base Salary at the rate of $200,000 per year during 2009 and at the rate of $250,000 per year beginning January 1, 2010, payable in substantially equal installments no less frequently than monthly (less any amounts withheld as required by law or pursuant to any benefits plan). At least annually after 2009, Bankshares shall review and, in its sole discretion, may increase Executive’s Base Salary. If Executive’s Base

Salary is increased by Bankshares, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement and such Base Salary shall not be reduced during the Term of this Agreement.

5. ANNUAL INCENTIVE BONUS. Executive shall have the opportunity to earn an annual incentive bonus during each calendar year in the Term. Executive’s bonus, if any, shall be based upon Executive’s performance during the applicable year as determined by the Board of Directors of Bankshares in its sole discretion on the basis of such performance factors as it deems appropriate, and any such bonus shall be no greater than 35% of Executive’s Base Salary paid during the applicable year.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as specified above.

EXECUTIVE

Date: March 4, 2009	/s/ Michael S. Ives
Michael S. Ives

HERITAGE BANKSHARES, INC.

Date: March 4, 2009	By:	/s/ Peter M. Meredith, Jr.
Chairman of the Board

HERITAGE BANK

Date: March 4, 2009	By:	/s/ Peter M. Meredith, Jr.
Chairman of the Board

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